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                                                                    Exhibit 99.4

[GRAPHIC REMOVED HERE]



Press Release


FMC Corporation Announces Refinancing Plan

PHILADELPHIA, September 19, 2002 -- FMC Corporation (NYSE: FMC) announced today that it is commencing a refinancing that is expected to include: a new $550 million senior secured credit agreement, consisting of a three-year revolving credit facility and a five-year term loan; a $300 million offering of senior secured notes due in 2009; and a $40 million supplemental letter of credit facility.

     FMC intends to use borrowings under the new credit agreement and net proceeds of the senior secured notes offering to: (i) provide funds to repay its upcoming debt maturities, including its $99.5 million of 7.125 percent Medium-Term Notes due November 2002 and $160.5 million of 6.375 percent Debentures due September 2003; (ii) repay all borrowings under and terminate its existing revolving credit facility and cancel its existing accounts receivable securitization facility; (iii) replace with cash collateral certain standby letters of credit and surety bonds that presently secure environmental commitments to governmental agencies and certain other obligations and also cash collateralize its reimbursement obligations with respect to letters of credit that support outstanding floating rate industrial development bonds; and (iv) pay fees and expenses.

     FMC is making this statement to be consistent with the Securities and Exchange Commission's "fair disclosure" guidelines in advance of presentations to investors. Concurrently with this release, the Company has filed a current report on Form 8-K to disclose certain corporate and other information it will provide to prospective investors in connection with the refinancing. Additional information concerning the terms and conditions of the refinancing is not currently available.

                                              (more)

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     The senior secured notes have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. The senior secured notes will be offered and sold in reliance upon Rule 144A and Regulation S under the Securities Act. This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the senior secured notes or any other securities, nor will there be any sale of the senior secured notes or any other securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


          Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release concerning the expected refinancing are forward-looking statements and are subject to various risks and uncertainties arising from its implementation, including the specific factors described in FMC Corporation's 2001 Form 10-K and other SEC filings. The forward-looking statements contained herein represent management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary.


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